PRESS RELEASE

Silver Dragon Resources Inc. Closes $3 Million Private Placement

Toronto, Ontario – (BUSINESS WIRE) – June 7, 2006 – Silver Dragon Resources Inc. (OTC BB: SDRG.OB – News) is pleased to announce that it has closed a private placement and raised a total of US$3,000,000 for 3,000,000 Units. Each Unit was priced at $1.00 and consists of one common share of the Company and two one-half of one common share purchase warrants. One whole warrant will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing of the private placement at exercise prices of $2.00 and $5.00.

"The Company plans to use the proceeds of the Offering towards the production and development of the Cerro las Minitas silver mine in Durango, Mexico, to continue the exploration and development program presently under way at the Erbahuo silver project in China, to expand Silver Dragon’s asset base, as well as for general corporate purposes," stated Marc Hazout, President and CEO.

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon’s objective is to acquire silver mining assets that contain promising exploration targets, have highly-leveraged, out-of-the-money silver deposits, and/or producing properties with significant untapped exploration potential. It is management’s objective to grow Silver Dragon into a significant silver producer by developing the Cerro las Minitas and the Erbahuo projects in Mexico and China. For more information, please visit the Company’s website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company’s control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Silver Dragon Resources Inc.
Marc Hazout, (416) 661-4989
info@silverdragonresources.com